Exhibit 10.12
Amended and Restated Quanterix Corporation
Non-Employee Director Compensation Policy

Effective as of January 1, 2025
I.Overview
The Board of Directors (the “Board”) of Quanterix Corporation (the “Company”) has approved this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) to provide an inducement to attract and retain the services of qualified persons to serve as directors.
II.Eligibility
This Policy shall apply to each director of the Board who is not an employee of, or compensated consultant to, the Company or any of its Affiliates (as defined in the 2017 Employee, Director and Consultant Equity Incentive Plan, or any successor plan (“the Plan”)) (a “Non-Employee Director”). Employees of the Company and their affiliates are not eligible to receive compensation under this Policy.
III.Director Compensation
The following is a description of the compensation arrangements under which our Non-Employee Directors are compensated for their service as directors, including as members of the various committees of our Board, consisting of the cash retainers described in Section III.A and the equity awards described in Section III.B.
A.Cash Compensation

1.Terms for Cash Payment
Subject to Section III.A.2, each Non-Employee Director shall receive the following annual cash compensation for his or her service on the Board and committees of the Board:

Base Board Retainer	$50,000
Additional Lead Director/Non-Employee Board Chairman Retainer	$45,000
Additional Audit Committee Chairman Retainer	$20,000
Additional Compensation Committee Chairman Retainer	$15,000
Additional Nominating and Governance Committee Chairman Retainer	$10,000
Additional Audit Committee Member Retainer	$10,000
Additional Compensation Committee Member Retainer	$7,500
Additional Nominating and Governance Committee Member Retainer	$5,000
Cash payments to Non-Employee Directors shall be paid quarterly in arrears on the first Company payroll date, or as soon as administratively practicable, following the end of the fiscal quarter to which service relates (each, a “Payment Date”).

Each Non-Employee Director: (i) who is elected or appointed to the Board after the date hereof or (ii) ceases to be a Non-Employee Director during a fiscal quarter, shall receive a prorated cash retainer for the portion of such partial fiscal quarter during which he or she served on the Board or a committee of the Board (the “Prorated Retainer”). The Prorated Retainer shall be an amount equal to the product of (A) the aggregate amount payable in respect of such Non-Employee Director’s service for a full fiscal quarter multiplied by (B) a fraction, the numerator of which is (x) the number of days during such fiscal quarter which the Non-Employee Director served on the Board or committees, and the denominator of which is (y) the total number of days during such fiscal quarter. The Prorated Retainer shall be paid on first Payment Date following such fiscal quarter.
2.Election for Equity in Lieu of Cash Retainers
Prior to the end of each calendar year, each Non-Employee Director shall make an annual election by delivery to the Company of an election form, substantially in the form attached hereto as Exhibit A (the “Election Form”), with respect to cash retainers for the following calendar year, indicating whether he or she elects to receive the retainers in cash, as described in Section III.A.1, or in the Company’s common stock, $0.001 par value per share (“Common Stock”), in lieu of the cash retainers. If no election has been made as of the first day of the year, the Non-Employee Director shall receive all retainers in cash as set forth in Section III.A.1 or, if a previous election has been made to receive Common Stock in lieu of the cash retainers, such election shall remain in effect for subsequent calendar years until such election is changed by the completion, signature and delivery to the Company of a new Election Form, in accordance with the terms of this Policy. Each newly elected or appointed Non-Employee Director shall make an election prior to, or within 30 days of, his or her initial appointment or election to the Board, for the remainder of the year of such appointment or election, whether to receive the retainers in cash or in Common Stock.
In the event an election is made to receive Common Stock in lieu of cash retainers, such director shall automatically be granted, without any further action by the Board, on the first trading day following each fiscal quarter a number of shares of Common Stock having an aggregate fair market value equal to the aggregate amount of such Non-Employee Director’s cash retainer for such fiscal quarter, determined by dividing (A) the aggregate amount of the retainers by (B) the Fair Market Value (as defined in the Plan) of the Common Stock on such trading day.
All Common Stock granted to Non-Employee Directors under this Policy shall be granted under the Plan and will be subject to the terms and conditions set forth in the Plan.
B.Equity Compensation
1.Annual Equity Awards
Each Non-Employee Director will automatically be granted, without any further action by the Board, on the first trading day of each fiscal year, an annual equity award valued at $200,000, rounded to the nearest whole share (the “Annual Award”). The Annual Award is comprised of (A) 60% non-qualified stock options to purchase Common Stock at an exercise price equal to the Fair Market Value as of such grant date (the “Options”) and (B) 40% restricted stock units, (each RSU relating to one (1) share of Common Stock (the “RSUs”)). The number of Options shall be determined on a value basis using the Company’s standard Black-Scholes valuation methodology. The number of RSUs shall be determined by dividing total value of the RSUs by the Fair Market Value (as defined in the Plan) of the Common Stock on such grant date. The Annual Awards shall become vested in full on December 31st of the year in which such awards were granted, provided that the Non-Employee Director is a director of the Company on the applicable vesting date.
2.Initial Equity Awards for Newly Elected Directors
Upon initial election or appointment of a Non-Employee Director to the Board, such Non-Employee Director will automatically be granted, on his or her election or appointment date, without any further action by the Board, an award valued at $400,000, rounded to the nearest whole share (the “Initial Award”). The Initial Award is comprised of (A) 60% Options at an exercise price equal to the Fair Market Value as of such grant date and (B) 40% RSUs. The number of Options shall be determined on a value basis using the Company’s standard Black-Scholes valuation methodology. The number of RSUs shall be determined by dividing total value of the RSUs by the Fair Market Value (as defined in the Plan) of the Common Stock on such grant date. The Options granted pursuant to Initial Awards shall vest over a three-year period, with one-third vesting on the first anniversary of the applicable grant date, and the remainder vesting over the following two years in 24 successive equal monthly installments at the end of each month until the third anniversary of such grant date, provided that the Non-Employee Director is a director of the Company on the applicable vesting date. The RSUs granted pursuant to Initial Awards shall vest over a three-year period, with one-third vesting on each of the first, second, and third anniversaries of the applicable grant date, provided that the Non-Employee Director is a director of the Company on the applicable vesting date.
All Annual Awards and Initial Awards granted to Non-Employee Directors under this Policy shall be granted under the Plan, and will be subject to the terms and conditions set forth in the Plan, and the form of Stock Option Agreement and form of Restricted Stock Unit Agreement, each as approved by the Board.
C.Expense Reimbursement
Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board. Each Non-Employee Director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with the Company’s management. Each Non-Employee Director shall abide by the Company’s travel and other policies applicable to Company personnel.
IV.Policy Review / Amendments

The Compensation Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy. This Policy may only be amended by the Board.

EXHIBIT A
QUANTERIX CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION ELECTION FORM

In accordance with the Amended and Restated Director Compensation Policy (the “Policy”), of Quanterix Corporation (the “Company”), the undersigned hereby makes the following election for the period from January 1, ____ through December 31, ____ (the “Period”) with respect to the non-employee director board and committee cash retainers (the “Retainers”) to be earned by the undersigned during the Period:
I elect to receive my Retainers during the Period (please check one of the following):
_____    in cash
_____    in the Company’s common stock, $0.001 par value per share (“Common Stock”)

    In accordance with the Policy, Common Stock shall be granted quarterly in arrears on the first trading day following the end of the fiscal quarter to which service relates and the undersigned shall be granted automatically and without any further action required by the Board of Directors (“Board”) under the Company’s 2017 Employee, Director and Consultant Equity Incentive Plan or any successor plan (the “Plan”) a number of shares of Common Stock having an aggregate fair market value equal to the aggregate amount of the Retainers for such fiscal quarter, determined by dividing (A) the aggregate amount of the Retainers by (B) the Fair Market Value (as defined in the Plan) of the Common Stock on such trading day (rounded down to the nearest whole share), in lieu of the aggregate amount of the Retainers that would otherwise be paid in cash in respect of such fiscal quarter.

Signature                    Print Name                    Date